POGODBA O NAJEMU POSLOVNIH PROSTOROV	AGREEMENT OF LEASE OF BUSINESS PREMISES
ki jo skleneta	concluded between
1. **Avtotehna d.d.** Litijska cesta 259, 1261 Ljubljana - Dobrunje ki ga zastopa Jordan Kocjančič, predsednik upravnega odbora *(v nadaljevanju »najemodajalec«)*	1. **Avtotehna d.d.** Litijska cesta 259, 1261 Ljubljana - Dobrunje Represented by Jordan Kocjančič, Chair of the Board of Directors *(hereinafter referred to as »the Landlord«)*
in	and
2. **AMPLIPHI, BIOTEHNOLOŠKE RAZISKAVE IN RAZVOJ, D.O.O** Litijska cesta 259, 1261 Ljubljana - Dobrunje ki ga zastopa direktor Phil J. Young *(v nadaljevanju »najemnik«)*	2. **AMPLIPHI, BIOTEHNOLOŠKE RAZISKAVE IN RAZVOJ, D.O.O** Litijska cesta 259, 1261 Ljubljana - Dobrunje represented by Managing Director Phil J. Young *(hereinafter referred to as »the Tenant«)*
skupaj imenovana »stranki«	*Hereinafter together referred to as the "Parties"*
1. člen	Article 1
S to pogodbo stranki dogovorita in opredeljujeta medsebojna razmerja v zvezi z najemom poslovnih prostorov.	The Parties hereby agree and define mutual relations related to the lease of business premises.
Pogodbeni stranki ugotavljata, da je najemodajalec lastnik nepremičnin na parc. št. 1946/29 (ID znak 1773-1946/29-0), katastrska občina (1773) Dobrunje, kar v naravi predstavlja poslovne prostore v izmeri 465,90 m², ki se nahajajo v pritličju poslovne stavbe na naslovu Litijska cesta 259 v Ljubljani, ter pripadajoče skupne dele, prostore in naprave stavbe ter zemljišča pod stavbo in ob njej.	The Parties hereby establish that the Landlord is the owner of the following real estate: plot no. 1946/29 (ID 1773-1946/29-0), cadastral community (1773) Dobrunje, which in kind represents business premises measuring 465.90 m², located on ground floor of the building with the address Litijska cesta 259, Ljubljana and the belonging common use areas, premises and installations of the building and the land below and surrounding the building.
V tem členu opredeljeni poslovni prostor se v nadaljevanju te pogodbe navaja z besedami **poslovni prostor**.	The business premises described in this article shall be hereinafter referred to as **Business Premises**.
2. člen	Article 2
Najemodajalec odda, najemnik pa vzame v najem poslovni prostor, kot je določen v 1. členu te pogodbe.	The Landlord gives and the Tenant accepts for lease the Business Premises as determined in Article 1 herein.
Poslovni prostor je natančno opisan v prilogi št. 1, ki je sestavni del te pogodbe.	The Business Premises are described in Annex I, which is an integral part of this Agreement.
K poslovnemu prostoru pripada tudi pravica uporabe	The Business Premises are associated with the right

skupnih prostorov in naprav poslovne stavbe na naslovu Litijska cesta 259 v Ljubljani ter funkcionalnega zemljišča.	to use the common use areas and installations of the business facility at Litijska cesta 259, Ljubljana, as well as the appertaining land.
Najemnik ima tudi pravico uporabljati konferenčno sobo v prostorih najemodajalca trikrat (3x) mesečno po največ tri (3) ure. O uporabi konferenčne sobe mora najemnik najemodajalca obvestiti vsaj sedem (7) dni prej, če je to mogoče, najemodajalec pa lahko zavrne uporabo konferenčne sobe le iz utemeljenega razloga (npr. v primeru zasedenosti konferenčne sobe).	The Tenant has the right to use a conference room in the premises of the Landlord three (3) times monthly for the maximum of three (3) hours. The Tenant shall notify the Landlord on the use of conference room at least seven (7) days in advance, if possible, whereby the Landlord may refuse the use of the conference room only for ungrounded reasons (e.g. in case the conference room is occupied).
Najemnik ima pravico uporabljati deset (10) neoznačenih parkirnih mest, ki se nahajajo ob poslovnem prostorih na nepremičnini parc. št. 708/7 (ID znak 1131744) in parc.št. 707/9 (ID znak 3818809), katastrska občina (1773) Dobrunje	The Tenant has the right to use ten (10) unmarked parking spaces, situated by the business premises on the real estate plot no. 708/7 (ID 1131744) and plot no. 707/9 (ID 3818809), cadastral community (1773) Dobrunje.
Najemnik lahko zakupi tudi dodatne pravice do uporabe konferenčne sobe ali parkirnih mest, Cena najema enega parkirnega mesta znaša 18 EUR + DDV na mesec. Cena najema konferenčne sobe pa znaša: ▪ 180 EUR + DDV na dan, ▪ 25 EUR + DDV za uro najema v dopoldanskih urah, ali ▪ 20 EUR + DDV za uro najema v popoldanskih urah.	The Tenant may also purchase additional rights to use a conference room or parking spaces,. A price for renting one parking space amounts to EUR 18 + VAT per month. Price for renting a conference room amounts to: ▪ EUR 180 + VAT per day; ▪ EUR 25 + VAT per hour in the morning; or ▪ EUR 20 + DDV VAT per hour in the afternoon.
3. člen	Article 3
Cena za najem poslovnega prostora je:	The agreed price for lease of Business Premises amounts to:
6 EUR / m2	6 EUR / m2
Neto najemnina tako znaša 2.795,40 EUR mesečno.	A monthly net rent therefore amounts to EUR 2,795.40.
DDV ni vključen v ceno in bremeni najemnika. Pogodbeni stranki ugotavljata, da sta v zvezi s sklenitvijo te pogodbe skladno s 45. členom Zakona o davku na dodano vrednost (UL RS št. 117/06, s spremembami in dopolnitvami, v nadaljevanju ZDDV-1) podali skupno izjavo, podpisano istega dne kot ta pogodba, s katero sta se dogovorili, da najemodajalec od tistega prometa, ki bi bil sicer oproščen plačila DDV v skladu z 2. točko 44. člena ZDDV-1, obračuna DDV, najemnik pa je v isti izjavi izrecno izjavil in jamčil, da je davčni zavezanec s pravico do odbitka celotnega vstopnega DDV.	VAT is not included and shall be paid by the Tenant. The Parties herby establish that they have issued a joint declaration pursuant to Article 45 of the Value Added Tax Act (Official Gazette RS no. 117/2006, as amended, hereinafter ZDDV-1), signed on the same day as this Agreement and intended for their competent tax authorities, in which they have agreed that the Landlord shall charge VAT on the transactions under this Agreement which would otherwise be exempt from payment of VAT under item 2 of Article 44 of the ZDDV-1. In the declaration, the Tenant expressly declared and guaranteed that

Najemnik se zavezuje o vsaki spremembi upravičenosti do odbitka celotnega vstopnega DDV na njegovi strani, najemodajalca nemudoma obvestiti. V primeru, da najemnik ne bi bil več upravičen do odbitka celotnega vstopnega DDV, se najemnina za poslovne prostore od nastopa tega dejstva naprej avtomatično poviša za delež popravka vstopnega DDV in se najemnina obračuna v bruto vrednosti.	he is a taxable person and that he is entitled to deduct the input VAT in full. The Tenant shall forthwith inform the Landlord of any change related to his entitlement to deduct the input VAT in full. In case the Tenant shall no longer be entitled to full deduction of input VAT, the rent for Business Premises shall automatically and immediately be increased for the share of adjustment of input VAT while the rent shall be calculated in gross value.
Najemodajalec na začetku vsakega meseca za tekoči mesec izstavi račun za plačilo najemnine. Rok za plačilo mesečnih najemnin je 8 dni po izstavitvi računa. Najemnina se plačuje na transakcijski račun najemodajalca številka SI56 1010 0001 1645 330, s sklicem na številko kot je navedena na računu.	The Landlord issues an invoice for the payment of rent at the beginning of each month for the current month. The invoice shall be paid within 8 days as of the date of issuance. The rent shall be paid to the Landlord's bank account no. SI56 1010 0001 1645 330 , with the reference number as indicated on the invoice.
Stranki se izrecno dogovorita, da se lahko vsa plačila po tej pogodbi opravljajo tudi z medsebojnimi kompenzacijami, asignacijami ali drugimi načini poravnanja obveznosti, skladno z Obligacijskim zakonikom (UL RS št. 83/2001, s spremembami in dopolnitvami, v nadaljevanju OZ).	The Parties expressly agree that all payments under this Agreement can be made by the way of mutual compensation, assignations, or other means of payment in accordance with the Code of Obligations (Official Gazette RS no. 83/2001, as amended, hereinafter OZ) .
4. člen	**Article 4**
Poleg najemnine je najemnik dolžan poravnati tudi naslednje tekoče stroške:	Apart from the rent, the Tenant is obliged to cover the following operational costs:
▪ davek na nepremičnine (v ocenjeni vrednosti 0,30 EUR na m^2 poslovnega prostora); ▪ stroške porabljene električne energije za poslovni prostor, stroške porabljene vode in odplak, stroške odvoza smeti; ▪ stroške ogrevanja in hlajenja poslovnega prostora; ▪ stroške varovanja stavbe; ▪ stroške uporabe skupnih prostorov in naprav v ocenjeni vrednosti 465,90 EUR na m^2 (stroški porabljene električne energije za skupne prostore, stroške čiščenja skupnih prostorov stavbe, stroške ogrevanja in hlajenja skupnih prostorov); ▪ drugi nenavedeni stroški, ki nastanejo pri redni uporabi poslovnega prostora	▪ Real estate tax (in the estimated value of EUR 0.30 per m^2 of the Business Premises); ▪ Electricity costs pertaining to the Business Premises, costs of used water and sewage, costs of waste disposal; ▪ Costs of heating and cooling of the Business Premises; ▪ Security costs for the building; ▪ Costs of the use of common areas and devices of premises in the estimated amount of EUR 465.90 per m^2 (electricity costs for common areas, costs of cleaning of common areas, costs of heating and cooling of common areas); ▪ Other not quoted costs arising from regular use of the Business Premises
v 8 dneh po prejemu računa s strani najemodajalca ali na podlagi računa, ki ga neposredno najemniku izstavi dobavitelj, odvisno od vrste stroškov.	in 8 days as of receipt of the invoice issued by the Landlord or on the basis of the invoice issued to the Tenant directly by the respective supplier, depending on the type of costs.

Ključi za določitev deleža skupnih stroškov, ki jih nosi najemnik se določijo vsakokratno s primopredajnim zapisnikom.	The ratio of share of common costs to be paid by the Tenant is determined every time by the hand-over minutes.
Najemodajalec potrjuje, da najemniku razen stroškov, navedenih v tem členu, ne bo potrebno plačati nobenih drugih stroškov.	The Landlord confirms that the Tenant shall not be obliged to pay any other costs except those indicated in this Article.
5. člen	Article 5
Najemnik se zavezuje, da bo poslovni prostor uporabljal kot dober gospodar, s skladu z njegovim namenom, in sicer za opravljanje svoje vsakokratne dejavnosti.	The Tenant shall use the Business Premises with due care and in accordance with their purpose, for carrying out his business activities from time to time.
Glede na lokacijsko vključenost poslovnega prostora v okvir celotnega poslovnega objekta je najemnik dolžan usklajevati način uporabe poslovnega prostora in svoj hišni red z ostalimi uporabniki poslovne stavbe ter tudi s predpisi državnih organov in pravili hišnega reda. Hišni red je kot priloga III priložen k tej pogodbi.	According to the integration of the Business Premises within the entire business facility, the Tenant is obliged to adjust his use of the Business Premises and his in-house policies by taking into consideration other users of the business facility, and state regulations and house rules. House rules are attached as Annex III hereto.
Najemnik je dolžan pri uporabi poslovnega prostora ravnati z vso skrbnostjo, tako da ne prihaja do poškodb prostorov in opreme. Dolžan je odpraviti vsako napako ali poškodbo, ki jo je povzročil sam, njegovi delavci, z najemnikom povezane osebe, poslovni partnerji najemnika in/ali njegove stranke.	The Tenant is obliged to use Business Premises with due care so that neither the premises nor the equipment are damaged. He is obliged to repair any defect or damage caused by him, his employees, affiliated companies of the Tenant, as well as by the Tenant's business partners and/or his clients.
Uporaba tobačnih izdelkov v poslovnem prostoru je prepovedana. Najemnik prevzema polno odgovornost v primeru, da sam ali preko oseb, ki jim je dovolil ali omogočil vstop v poslovni prostor krši zakonske predpise o omejevanju uporabe tobačnih izdelkov.	Use of tobacco products in the Business Premises is prohibited. The Tenant shall be liable in case he or any person to whom the Tenant allowed or enabled the entrance to the Business Premises infringes the laws concerning the prevention of use of tobacco products.
Najemnik ne sme oddajati poslovnega prostora v podnajem brez izrecnega pisnega soglasja najemodajalca, pri čemer najemodajalec pisnega soglasja ne sme odreči iz neutemeljenih razlogov.	The Tenant is not allowed to sublease the Business Premises without the express written consent of the Landlord, whereby such consent may not be withheld for ungrounded reasons.
Najemodajalec izrecno dovoljuje, da poleg najemnika prostor souporabljajo z najemnikom povezane osebe, poslovni partnerji najemnika in njegove stranke. V teh primerih soglasje najemodajalca ni potrebno.	The Landlord expressly allows that the Business Premises are used also by affiliated companies of the Tenant, as well as by the Tenant's business partners and his clients. In such a case the Landlord's consent is not required.
6. člen	Article 6
Najemnik lahko uporablja poslovni prostor za opravljanje svoje dejavnosti, pri čemer mora sam	The Tenant is allowed to use the Business Premises to carry out his business activity, whereby the Tenant

poskrbeti za morebitne specifične zahteve pri shranjevanju predmetov in zagotoviti ustrezne pogoje za to (npr. zadostna zaščita, konzerviranje, embalaža, dvignjenost od tal in podobno). Dostop do poslovnega prostora je možen skladno s hišnim redom poslovne stavbe, v kateri se nahaja poslovni prostor. Najemodajalec bo najemniku izročil ustrezne kode za dostop do poslovnega prostora za čas zunaj odpiralnih ur poslovne stavbe, v skladu z II. členom hišnega reda.	is obliged to take care of any eventual specific requirements and ensure the necessary conditions for this (e.g. appropriate security, preservation, packaging, floor elevation, etc.). Access to the Business Premises is available in accordance with the house rules of the respective business facility. The Landlord will hand over to the Tenant the appropriate codes for access to the Business Premises outside of opening hours of business facility in accordance with Article II of the house rules.
Najemnik zagotavlja, da od skladiščenega blaga ali najemnikovih stvari ne izhaja nikakršna nevarnost za življenje, premoženje ali okolje oziroma, da je poskrbel za ustrezno varnost, ter v celoti prevzema polno odgovornost v primeru nastanka kakršnekoli škode, ki izvira iz skladiščenega blaga ali najemnikovih stvari ali dejavnosti.	The Tenant hereby ensures that stored goods or other Tenant's assets do not represent any danger for life, property or environment or that the Tenant undertook appropriate safety measures, and hereby assumes liability in case any damage arises from stored goods or other Tenant's assets or activities.
V primeru, da je za katerokoli posamezno investicijo in/ali dejavnost najemnika potrebno dovoljenje državnih organov ali inšpekcijskih služb, si takšno dovoljenje priskrbi najemnik na lastne stroške pred pričetkom opravljanja dejavnosti v poslovnem prostoru.	In the event that any individual investment and/or activity of the Tenant require a permit by any competent state authorities or inspectorates, the Tenant shall acquire such permit before the commencement of the business activities in the Business Premises at his own cost.
Najemnik je v celoti odgovoren za kakršno koli globo in/ali kazen, ki mu je bila izrečena zaradi kršitve obveznosti pridobitve primernih dovoljenj v zvezi s posameznimi investicijami in/ali dejavnostmi. Najemodajalec ne odgovarja v primeru takšnih kršitev najemnika.	The Tenant shall be fully liable for any fine and/or penalty imposed for a breach of duty to obtain appropriate permits with respect to individual investment and/or activity. The Landlord shall not be held liable in case of such breach of the Tenant.
Najemnik je seznanjen s prostorom in njegovimi specifikami, pogoji skladiščenja in opravljanja dejavnosti, ki jih omogoča. Najemodajalec iz tega naslova ne prevzema nikakršne odgovornosti.	The Tenant is acquainted with the premises and its specifics, storing conditions and activities that can be carried out in the premises. The Landlord does not assume any responsibility arising thereof.
Najemodajalec zagotavlja varovanje poslovnega prostora v okviru splošnih varovalnih ukrepov na lokaciji Litijska cesta 259, Ljubljana, skladno s hišnim redom in načrtom varovanja objekta. Najemodajalec ne odgovarja za izginotje oz. tatvine kakor tudi poškodbe skladiščenega blaga ali drugih stvari, niti v najetem prostoru niti med transportom na območju kompleksa Litijska cesta 259 v Ljubljani, v kolikor so delavci najemodajalca ravnali z dolžno skrbnostjo. Najemodajalec ne odgovarja za uničenje ali poškodovanje predmetov zaradi višje sile.	The Landlord provides security service in the framework of general security measures at the location Litijska cesta 259, Ljubljana, in accordance with the house rules and the security plan. The Landlord is not responsible for any disappearance or theft, or damage caused to stored goods, either in the Business Premises or during transport in the area of business facility at Litijska cesta 259, Ljubljana, provided that the employees of the Landlord acted with due care. The Landlord is not to be held responsible for destruction or damaging of goods due to force majeure.

Najemodajalec se zavezuje najemniku na njegove stroške omogočiti postavitev klimatske naprave v poslovnem prostoru kot podporo za opravljanje najemnikove dejavnosti, ki bo ves čas trajanja najemnega razmerja, 24 ur na dan, 7 dni v tednu in 365 dni na leto zagotavljala ogrevanje, ventilacijo in klimatizacijo. Takšno ogrevanje, ventilacija in klimatizacija bo nameščena dodatno k ogrevanju, ventilaciji in klimatizaciji, ki jo zagotavlja najemodajalec za normalno delovanje poslovnega prostora.

The Landlord hereby undertakes to ensure the Tenant to install at his own expenses in the Business Premises air conditioning in support of Tenant's activities that will provide heating, ventilation and air-conditioning throughout the whole duration of the lease, 24 hours a day, 7 days a week and 365 days a year. Such heating, ventilation and air-conditioning will be installed in addition to the heating, ventilation and air-conditioning provided by Landlord for ordinary operation of the Business Premises.

Najemodajalec najemniku izrecno dovoljuje uporabo lastnih grelnih in kuhalnih naprav, kot so sterilizator, grelna plošča, vodna kopel, mikrovalovna pečica, itd., ter uporabo odprtega ognja. Najemodajalec bo o tem obvestil tudi upravnika poslovne stavbe, in po potrebi pridobil njegovo pisno soglasje, ter receptorja poslovne stavbe, ki vršita nadzor poslovne stavbe v skladu s hišnim redom. Najemnik se zavezuje, da bo uvedel ustrezne varnostne ukrepe, zlasti ukrepe proti požaru, za zaščito ljudi in premoženja.

The Landlord expressly allows the Tenant to use its own heating and cooking devices, such as sterilizer, heating plate, water bath, microwave oven, etc., and open fire. The Landlord will inform on this a manager of the business facility, and, if necessary, obtain his written consent, and receptionist, that together supervise the business facility in accordance with the house rules. The Tenant undertakes to implement appropriate safety measure, in particular against fire, for protection of people and assets.

Najemodajalec zagotavlja, da je stavba, v kateri se nahaja poslovni prostor, v celoti opremljena z dimnimi detektorji.

The Landlord warrants that the building in which the Business Premises are located is fully equipped with smoke detectors

Najemodajalec je dolžan zavarovati poslovni prostor za ves čas veljavnosti te pogodbe za rizike požara, potresa, izliva vode, strojeloma ter odgovornosti, pri uveljavljeni zavarovalnici in za tržno običajne in zadostne zavarovalne vsote. Najemodajalec bo nosil in pravočasno poravnal stroške takih zavarovanj. Najemnik je dolžan sam zavarovati svoje blago, dejavnost in stvari pred nevarnostjo požara in vsemi drugimi škodnimi dogodki.

The Landlord shall insure the Business Premises against fire, earthquake, water outflow, damages to appliances and equipment and general liability, for the whole duration of the lease, with a reputable insurance company and for market standard and sufficient insurance sums, and the Landlord shall bear and timely pay the costs of such insurance. The Tenant is obliged to undertake the insurance of his goods, activities and things against fire and all other possible damaging acts.

7. člen

Najemodajalec ne odgovarja za izginotje oz. tatvine kakor niti poškodbe osebnih vozil, niti na parkirnih mestih niti med transportom na območju kompleksa Litijska cesta 259 v Ljubljani, v kolikor tega niso zagrešili delavci najemodajalca. Najemodajalec ne odgovarja za uničenje ali poškodovanje parkiranih vozil zaradi višje sile ali ravnanja tretjih oseb.

Article 7

The Landlord shall not be held liable for any disappearance, theft or damage of personal vehicles, occurred in parking lot or during transport in the area of facility at Litijska cesta 259, Ljubljana unless the damage was caused by the Landlord's employees. The Landlord shall not be held liable for any destruction or damage of parked vehicles caused by force majeure or a third party.

8. člen	Article 8
Poslovni prostori so delno opremljeni za dejavnost, ki jo opravlja najemnik; najemnina za opremo je že vključena v najemnino. Seznam najete opreme je sestavni del primopredajnega zapisnika.	The Business Premises are partially equipped for the activity carried out by the Tenant; the rent for the equipment is included in the rent. The list of leased equipment is an integral part of the hand-over minutes.
9. člen	Article 9
Najemnik je na lastne stroške dolžan zagotavljati tekoče vzdrževanje in popravila, potrebna zaradi normalne rabe poslovnih prostorov. Stroški investicijskega vzdrževanja bremenijo najemodajalca.	The Tenant shall, at his expenses, carry out the routine maintenance and repairs, necessary for normal use of the Business Premises. The Landlord shall bear the costs of extraordinary maintenance.
10. člen	Article 10
Najemnik ima pravico, da na lastne stroške opravi spremembe poslovnega prostora (npr. predelne stene, IT in telefonsko ožičenje, dodatno moč kablov, klimatske naprave, itd.) – dodatna dela. Dodatna dela v poslovnem prostoru mora odobriti najemodajalec, pri čemer pa jih ne sme zavrniti iz neutemeljenih razlogov. Šteje se, da je najemodajalec podal načelno soglasje za spremembe poslovnega prostora, kot so prikazane v ponudbi št. 418c/OČT/2013 Iskra pio d.o.o. z dne 24. 12. 2013, ki je priložena kot priloga IV k tej pogodbi, polno soglasje pa bo najemodajalec podal k končni verziji projektne dokumentacije.	The Tenant shall have the right to make alterations of the premises (e.g., partition walls, network/telephone cabling, additional power cabling, air conditioning, etc.) at his own expense – additional works. Additional works shall be subject to the Landlord's approval, which may not be unreasonably withheld. The changes of the Business Premises as displayed in quotation no. 418c/OČT/2013 of Iskra pio d.o.o. as of 24 December 2013 shall in general be deemed approved by the Landlord, which shall deliver the full consent upon the deliverance of final version of the project documentation by the Tenant
Najemnik ima pravico na lastne stroške vzpostaviti ločen vhod v poslovni prostor na svoje stroške.	The Tenant shall have the right to build-in the separate entrance in the Business Premises at its own expenses.
Stranki se dogovorita, da mora najemojemalec po zaključku najemnega razmerja v najetih prostorih vzpostaviti prvotno stanje, kakršno je bilo ob primopredaji, razen če se stranki dogovorita drugače.	The Parties hereby agree that the Tenant will reinstate the Business Premises into the initial condition at the time of handover after the termination of the Agreement, unless the parties agree otherwise.
V primeru, da najemodajalec ne poda pisnega odgovora v roku 10 dni od prejema najemnikovega predloga za dodatna dela v poslovnem prostoru, se šteje, da je najemodajalec odobril predlog dodatnih del najemnika v poslovnem prostoru. Najemodajalec najemniku ne bo zaračunal svojega nadzora nad dodatnimi deli v poslovnem prostoru.	The Landlord shall be deemed to have approved the Tenant's additional works if the Landlord fails to respond to the Tenant's written request for approval within ten (10) days following receipt of request for approval. The Landlord will not charge a supervisory fee for his supervision of any additional works.

11. člen	Article 11
Najemno razmerje po tej pogodbi začne veljati z dnem 15.2.2014. Najemodajalec se zavezuje poslovni prostor izročiti najemniku v posest najkasneje do 15.2.2014.	The lease hereunder shall commence on 15 February 2014. The Landlord undertakes to hand over the Business Premises into the possession of the Tenant by the 15 February 2014 at the latest.
Najemno razmerje se sklepa za določen čas pet [5] let. Najemnik ima možnost podaljšanja najemnega razmerja vsakokrat za pet [5] let, če o tem pisno obvesti najemodajalca najmanj 6 mesecev pred iztekom najemnega razmerja. Stranki se zavežeta, da se bosta v dobri veri pogajali o pogojih podaljšanega najemnega razmerja, pri čemer pa se lahko višina najemnine poviša ali zniža zgolj v skladu s prevladujočimi razmerami na trgu in ocenjeno vrednostjo poslovnega prostora, podane s strani Geodetske uprave Republike Slovenije. V primeru, da najemnik predmetnega najemnega razmerja po njegovem izteku ne želi podaljšati, o tem ni zavezan obvestiti najemodajalca.	The lease shall be concluded for a period of five [5] years. The Tenant has the right to extend the lease [each time for five [5] years], if he informs the Landlord thereof in writing at least 6 months prior to the expiration of the initial lease. The Parties undertake to enter negotiations in good faith with respect to terms of the prolonged lease, whereby the amount of rent may be increased or decreased only in accordance with the prevailing market conditions and estimated value of Business Premises as determined by the Surveying and Mapping Authority of the Republic of Slovenia. In case the Tenant does not want to extend the lease after its expiry, he is not obliged to inform the Landlord thereof.
Ta pogodba in najemno razmerje prenehata v naslednjih primerih: ▪ s pretekom časa, za katerega je bilo sklenjeno; ▪ s sporazumom med pogodbenima strankama; ▪ z odpovedjo te pogodbe, v skladu z določili te pogodbe.	This Agreement and the lease hereunder shall be terminated in the following cases: ▪ with expiry of the period for which it was concluded; ▪ by mutual consent of both Parties; ▪ by termination of this Agreement, in accordance with the provisions thereof.
V primeru bistvenih sprememb okoliščin, ki so veljale ob podpisu pogodbe, lahko vsaka pogodbena stranka predlaga spremembo pogojev iz te pogodbe.	Any Party may propose an amendment of this Agreement in case of any essential change of conditions compared to those valid at the time of the conclusion of this Agreement.
V primeru kršitev določil te pogodbe s strani katerekoli od pogodbenih strank lahko druga stranka pogodbo odpove z odpovednim rokom 6 mesecev. Pred odpovedjo v primeru kršitve pogodbe mora pogodbi zvesta stranka drugo stranko pisno opomniti na izpolnjevanje obveznosti po tej pogodbi in ji dati primeren rok za odpravo kršitev, ki ne sme biti krajši od 1 meseca.	In case of breach of provisions of this Agreement by any Party, the other Party has the right to terminate the Agreement with a notice period of 6 months.. Before the termination due to the breach of provisions of this Agreement a Party that remains faithful to the contract shall first remind the other Party to meet the obligations hereunder and give an appropriate deadline to remedy the breach which shall not be shorter than 1 month.
Odpoved je pisna in poslana drugi stranki s priporočeno pošto. Pravilno poslana in vrnjena poštna pošiljka se šteje za vročeno.	The notice should be given in writing and send to the Party by registered mail. Correctly sent and returned mail is considered to have been delivered.
Stranki soglašata, da je v primeru prenehanja pogodbe zaradi izteka, odpovedi ali prekinitve najemodajalec dolžan prostore izprazniti najkasneje	The Parties agree that in case of expiry or termination of this Agreement the Tenant is obliged to leave the premises upon expiry of the agreed

v času dogovorjenega odpovednega roka ali trajanja najema po tej pogodbi ali v času, ki je dogovorjen s sporazumom med strankama. V primeru, da se stranki dogovorita za podaljšanje roka, v katerem mora najemnik zapustiti poslovni prostor, je najemodajalec upravičen za čas do izpraznitve prostorov najemniku zaračunati ustrezno nadomestilo za uporabo poslovnega prostora in stroške. V kolikor najemnik poslovnega prostora ne izprazni v roku, daje najemodajalcu izrecno soglasje, da lahko prostore, na stroške najemojemalca, izprazni najemodajalec ter, na stroške najemnika stvari najemnika dostavi na naslov najemnika ali javnega skladiščnega prostora ter jih tam pusti. Od izteka roka za izpraznitev prostorov dalje vsa tveganja za stvari nosi najemnik.	notice period or term hereunder or as otherwise agreed upon by mutual consent of the Parties. In case the Parties agree to prolong the period in which the Tenant shall leave the Business Premises, the Landlord has the right to charge the Tenant the expenses and the rent for the Business Premises for the period until the Business Premises are emptied. In case the Tenant does not leave the Business Premises within the specified period, he expressly consent that the Landlord has the right to empty the Business Premises at the expense of the Tenant , and, at the expense of the Tenant, deliver the Tenant's assets to the Tenant's address or to a public warehouse. After the termination date, the Tenant shall bear all risks concerning the Tenant's assets.
12. člen	Article 12
Najemodajalec najemniku dovoljuje, da registrira poslovni naslov v poslovnem prostoru in se zaveže pri notarju podpisati ustrezno izjavo v prilogi II k tej pogodbi.	The Landlord allows the Tenant to register its business address at the Business Premises, and hereby commits to sign an appropriate statement in Annex II to this Agreement before the notary public.
Najemnik lahko v poslovnem prostoru izvaja poslovne aktivnosti: R&D in proizvodnja farmacevtskih učinkovin. Vendar mu ni dovoljeno izvajati dejavnosti, ki predstavljajo konkurenco najemodajalcu ali družbam, s katerimi je najemodajalec kapitalsko povezan, in sicer: ▪ Trgovina na debelo z računalniškimi napravami, ▪ Popravila in vzdrževanje računalniških in perifernih enot, ▪ Trgovina na debelo s trdimi, tekočimi in plinastimi gorivi in sorodnimi proizvodi, ▪ Nespecializirana trgovina na debelo; ▪ Trgovina z avtomobili in lahkimi motornimi vozili.	The Tenant is allowed to carry out businesses consistent with pharmaceutical manufacturing and research & development in the Business Premises. However, the Tenant is only allowed to do activities that are not in competition with the activities of the Landlord or his affiliated companies, namely: ▪ Wholesale of computers, computer peripheral equipment and software; ▪ Repair and maintenance of computers and peripheral equipment; ▪ Wholesale of solid, liquid and gaseous fuels and related products; ▪ Non-specialized wholesale trade; ▪ Sale of cars and light motor vehicles.
13. člen	Article 13
Najemodajalec ima pravico zahtevati, da najemnik izprazni poslovni prostor, v kolikor poslovni prostor potrebuje za lastne potrebe ali potrebe katere od družb, s katerimi je najemnik kapitalsko povezan, pod pogojem, da najemodajalec ali družbe, ki so z njim kapitalsko povezane, kot primerno, razumno nimajo na voljo drugih prostorov. Najemodajalec mora o uveljavitvi te pravice pisno obvestiti najemnika in mu dati na voljo primeren rok za izpraznitev poslovnega prostora, ki pa ne sme biti	The Landlord has the right to demand that the Tenant empties the Business Premises, if the Landlord needs the Business Premises for his own purposes or the purposes of any of the affiliated companies of the Landlord and no other premises are reasonably available to the Landlord or any of the affiliated companies of the Landlord, as applicable. The Landlord shall notify the Tenant on exercising this right in writing and shall give the Tenant an appropriate notice period to empty the

krajši od devet (9) mesecev.	Business Premises, but not less than nine (9) months.
Najemodajalec ima pravico postaviti takšno zahtevo samo, če najemniku zagotovi primerljive prostore na ustrezni lokaciji, pri čemer imajo primerljivi prostori razumno enake karakteristike kot poslovni prostor.	The Landlord has the right to such demand only if he ensures other appropriate premises at appropriate location, whereby an appropriate location has reasonably the same characteristics as the Business Premises.
Razumne stroške selitve najemnika v tem primeru krije najemodajalec.	Reasonable costs arising from displacement of the Tenant shall in such case be covered by the Landlord.
14. člen	Article 14
Za zavarovanje vseh obveznosti, ki za najemnika nastanejo iz te pogodbe, bo najemnik najemodajalcu, na dan sklenitve te pogodbe najkasneje pa do [1.3.2014] izročil varščino v višini *dveh (2)* mesečnih najemnin. Plačilo varščine je pogoj za prevzem poslovnega prostora. Najemodajalec najemniku vrne varščino v primeru, da najemnik izpolni vse obveznosti iz te pogodbe.	In order to secure all the Tenant's obligations arising herefrom, the Tenant shall pay as a security *two (2)* monthly rents to the Landlord on the day of conclusion of this Contract or by 1 March 2014 at the latest. The payment of security is a condition for the take-over of the Business Premises. The Landlord shall return the security to the Tenant, when the Tenant fulfils all of its obligations hereunder.
Najemnik se bo zavaroval za primer odgovornosti za škodo, ki izvira iz registrirane dejavnosti najemnika, za zavarovalno vsoto 500.000 EUR ter na dan sklenitve te pogodbe najkasneje pa do 1.3.2014 izročil najemodajalcu izvirnik dokazila o vinkulaciji v korist najemodajalca za celotno obdobje trajanja najemnega razmerja.	The Tenant will insure his liability for damage deriving from the registered business activity of the Tenant for the insured sum in the amount of EUR 500,000 and on the day of conclusion of this Contract or by 1 March 2014 at the latest hand over to the Landlord the original proof of vinculation to the Landlord for the entire duration of the lease.
Za zavarovanje vseh obveznosti najemnika iz te pogodbe bo najemnik najemodajalcu predložil poroštveno izjavo družbe Ampliphi Biosciences Corporation, s poslovnim naslovom na 4870 Sadler Road, Suite 300, Glen Allen, 23060 Virginia, Združene države Amerike, ki bo subsidiarno odgovorna za vse obveznosti najemnika iz te pogodbe, v primeru neizpolnitve najemnika v roku, ki je določen v pozivu najemodajalca. Najemnik bo najemodajalcu na dan sklenitve te pogodbe izročil predmetno poroštveno izjavo, ki je pogoj za prevzem poslovnega prostora.	In order to secure all the obligations of the Tenant hereunder, the Tenant shall hand over a surety statement of the Ampliphi Biosciences Corporation, having business address at 4870 Sadler Road, Suite 300, Glen Allen, 23060 Virginia, United States of America, which will be subsidiary liable for all obligations of the Tenant hereunder, in case of non-fulfilment of the Tenant in deadlines as determined in the request of the Landlord. The Tenant shall hand over to the Landlord the respective surety statement on the day of conclusion of this Agreement, which is a condition for the take-over of the Business Premises.
15. člen	Article 15
Za kakršnekoli spore, ki jih ne bi bilo mogoče reševati po mirni poti, je pristojno sodišče v Ljubljani.	The competent court in Ljubljana shall be competent to decide on any dispute arising hereunder, that cannot be solved in amicable way.

V primeru jezikovnih neskladij pogodbe je odločilna slovenska verzija.	In case of discrepancies in the wording of the Agreement, the Slovenian version shall prevail.
16. člen	Article 16
Ta pogodba je podpisana v štirih identičnih izvodih, od katerih vsaka pogodbena stranka prejme po dva izvoda.	This Agreement has been signed in four identical copies, of which each Party shall receive two copies.
17. člen	Article 17
Pogodba stopi v veljavo z dnem podpisa s strani obeh pogodbenih strank.	This Agreement comes into force on the day of signature of both Parties.
Vsakokratni primopredajni zapisnik in priloge so sestavni del te pogodbe.	Every-time hand-over minutes and annexes are integral part of this Agreement.
V Ljubljani, dne 21. 02. 2014	In Ljubljana, on 21. 02. 2014
Avtotehna d.d. Jordan Kocjančič Predsednik upravnega odbora ________________	Avtotehna d.d. Jordan Kocjančič Chair of the Board of Directors ________________
Ampliphi d.o.o. Phil J.Young Direktor	Ampliphi d.o.o. Phil J.Young Managing Director

Priloga I / Annex I

Etaža	*Prostor*	*Površina v m2*	*Cena za m2*	*Opis / tip*
Klet	K-B11	234,85	6,00 EUR	
Klet	K-B12	53,25	6,00 EUR	
Klet	K-B13	37,35	6,00 EUR	
Klet	K-B14	29,90	6,00 EUR	
Klet	K-B15	95,60	6,00 EUR	
Klet	K-S04	2,65	6,00 EUR	
Klet	K-S05	3,5	6,00 EUR	
Klet	K-S02A	8,8	6,00 EUR	
Neposredna uporaba		**465,90**	**2.795,40EUR**	
Skupne površine		**48,87**		
Zunanje površine		**0,00**		
UPORABNIK SKUPAJ		**514,77**	**2.795,40EUR**	

Level	*Room*	*Surface in m2*	*Price per m2*	*Description / type*
Basement	K-B11	234,85	6,00 EUR	
Basement	K-B12	53,25	6,00 EUR	
Basement	K-B13	37,35	6,00 EUR	
Basement	K-B14	29,90	6,00 EUR	
Basement	K-B15	95,60	6,00 EUR	
Basement	K-S04	2,65	6,00 EUR	
Basement	K-S05	3,5	6,00 EUR	
Basement	K-S02A	8,8	6,00 EUR	
Direct use		**465,90**	**2.795,40EUR**	
Common premises		**48,87**		
Premises outdoors		**0,00**		
USER TOTAL		**514,77**	**2.795,40EUR**	

PRILOGA II / ANNEX II

STATEMENT

The company **AVTOTEHNA, trgovina, proizvodnja in storitve, d.d., Litijska cesta 259, 1261 Ljubljana-Dobrunje**, registration number 5004209000, represented by Peter Štrbenk,

owner of the premises with the ID mark 9233423, which in nature consist of business premises [•] located at the address Litijska 259, Ljubljana,

in accordance with Article 4(4) of the Slovenian Court Register of Legal Entities Act, hereby state that the [company]

[•], registration number [•] (hereinafter "Company")

is entitled to conduct business at the above stated address.

The [Company] is in particular entitled to register the stated address ([•]) as its new business address with the competent court register.

This statement is issued for the sole purpose of enabling the Company to apply and register its business address in accordance with Article 4(4) of the Slovenian Court Register of Legal Entities Act. Other than that, this Statement does not entitle the Company to any other real property rights or contractual claims in connection with the business premises listed above.

IZJAVA

Družba **AVTOTEHNA, trgovina, proizvodnja in storitve, d.d., Litijska cesta 259, 1261 Ljubljana-Dobrunje**, matična številka 5004209000, ki jo zastopa Peter Štrbenk,

lastnica nepremičnine z ID znakom 9233423, ki v naravi predstavlja poslovne prostore [•] na naslovu Litijska 259, Ljubljana,

v skladu s četrtim odstavkom 4. člena Zakona o sodnem registru podajamo izjavo, da [družbi]

[•], matična številka [•] (v nadaljevanju "Družba")

dovoljujemo poslovanje v zgoraj opredeljenem poslovnem prostoru.

[Družba] je izrecno upravičena, da navedeni naslov ([•]) prijavi kot svoj poslovni naslov pri pristojnem sodnem registru.

Ta izjava je podana le z namenom, da se Družbi v skladu s četrtim odstavkom 4. člena Zakona o sodnem registru omogoči prijava in registracija njenega poslovnega naslova. Razen tega ta izjava Družbi ne daje nobenih drugih stvarnopravnih ali obligacijskih pravic v zvezi z navedenim objektom.

Place and date / Kraj in datum: [place], [date]

On behalf of / V imenu: [•]

____

[name]

Priloga III / Annex III

Hišni red / House Rules

Priloga IV / Annex IV

Ponudba št. [418c/OČT/2013 Iskra pio d.o.o. z dne 24. 12. 2013 / Quotation no. 418c/OČT/2013 of Iskra pio d.o.o. as of 24 December 2013